UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12
PDC 2004-C Limited Partnership

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies: Limited partnership units of PDC 2004-C Limited Partnership

(2)	Aggregate number of securities to which transaction applies: 883.9 limited partnership units

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The maximum aggregate value of the transaction was calculated by multiplying the 883.9 limited partnership units held by limited partners unaffiliated with Petroleum Development Corporation by $5,650 per limited partnership unit. The filing fee was determined by multiplying 0.0000713 by the maximum aggregate value of the transaction as determined in accordance with the preceding sentence.

(4)	Proposed maximum aggregate value of transaction: $4,994,035

(5)	Total fee paid: $357

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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(2)	Form, Schedule or Registration Statement No.:

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EXPLANATORY NOTE
     The following is a copy of a slide presentation dated September 2010 intended to be used in meetings with investors, certain registered representatives of PDC Securities Incorporated and broker-dealer home offices.

September 27-29, 2010 Investor Update 2004 Partnership Purchase Offers September 2010

Disclaimer The following information contains "forward-looking statements" regarding PDC 2004-A , B, C, D Limited Partnerships' (the "Partnerships'" or the "Registrant's") business, financial condition, results of operations and prospects. All statements other than statements of historical facts included in and incorporated by reference into this information are forward-looking statements. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements herein, which include statements of estimated natural gas and oil production and reserves, drilling plans, future cash flows, anticipated liquidity, anticipated capital expenditures and the strategies, plans and objectives of Petroleum Development Corporation, the managing general partner of the Partnerships ("PDC" or the "Managing General Partner"). However, these words are not the exclusive means of identifying forward-looking statements herein. PDC now conducts business under the name "PDC Energy." Although forward-looking statements contained in this information reflect the Managing General Partner's good faith judgment, such statements can only be based on facts and factors currently known to the Managing General Partner. Consequently, forward-looking statements are inherently subject to risks and uncertainties, including risks and uncertainties incidental to the development, production and marketing of natural gas and oil, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to: changes in production volumes, worldwide demand, and commodity prices for natural gas and oil; changes in estimates of proved reserves; the timing and extent of the Partnership's success in further developing and producing the Partnership's natural gas and oil reserves; the Managing General Partner's ability to acquire drilling rigs, supplies and services at reasonable prices; risks incident to the recompletion and operation of natural gas and oil wells; future production and well recompletion costs; the availability of Partnership future cash flows for investor distributions or funding of Well Recompletion Plan activities; the timing and closing, if consummated, of the proposed merger of the Partnerships with and into PDC's wholly-owned subsidiary, DP 2004 ,Merger Sub, LLC; the availability of funding for the consideration payable by PDC and its wholly-owned subsidiary, DP 2004 Merger Sub, LLC to consummate the merger; the availability of sufficient pipeline and other transportation facilities to carry Partnership production and the impact of these facilities on price; the effect of existing and future laws, governmental regulations and the political and economic climate of the United States of America, or U.S.; changes in environmental laws and the regulations and enforcement related to those laws; the identification of and severity of environmental events and governmental responses to the events; the effect of natural gas and oil derivatives activities; conditions in the capital markets; and losses possible from pending or future litigation. Further, each Partnership urges the reader to carefully review and consider the cautionary statements made in each Partnership's annual report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission, or SEC, on March 15, 2010, ("2009 Form 10-K"), and each Partnership's other filings with the SEC and public disclosures. Each Partnership cautions you not to place undue reliance on forward-looking statements, which speak only as of the date of this report. Other than as required under the securities laws, each Partnership undertakes no obligation to update any forward- looking statements in order to reflect any event or circumstance occurring after the date of this report or currently unknown facts or conditions or the occurrence of unanticipated events. The Schedules 13E-3 filed with the SEC for each Partnership with respect to the proposed mergers will be amended to report any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC. The information contained in this presentation is qualified in its entirety by the information contained in each Partnership's proxy statement, including the appendices thereto, 2009 Form 10-K, other filings with the SEC and public disclosures. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. 1

Introduction/Background PDC is offering to purchase the following four limited partnerships: 2004-A 2004-B 2004-C 2004-D Each of the Partnerships has filed a definitive proxy statement with the SEC. The proxy statement for each of the partnerships includes a detailed description of the corresponding offer, calculation of the offer amount, fairness opinion from Houlihan Lokey, current financial statements, the current reserve report, and disclaimers Also included in the proxy statement is the proxy form/ballot: Investors of each Partnership are being asked to vote on three proposals: To amend the partnership agreement to allow the investors to vote on the merger (PDC to buy back) To approve the merger and receive a lump sum cash payment in exchange for all of their units in the applicable Partnership To approve any proposal to adjourn the meeting until a later date if necessary Investors can vote by: Mailing in the proxy card included with the proxy statement Voting on-line at www.pdcgas.com/castmyvote.cfm (Investors are required to enter their Unique ID = 8 to 10 digit number found on the bottom left of the proxy card included in the proxy statement) Attending the "Special Meeting of Investors" 2

Reasons for the Purchase Offer: For the Partners: Immediate liquidity/lump sum payout An expected decrease in future cash flows available for distributions due to: Lower realized natural gas prices Declining production from normal declines Increases in operating expenses and repairs and maintenance associated with aging wells Simplification of income tax reporting by eliminating the partnership Schedule K-1s For PDC: A shift in PDC's corporate strategy = PDC stopped offering partnerships in 2007 and now desires to exit the partnership business altogether by buying back existing partnerships. Potential for enhanced rate of return due to the realization of synergies Administrative efficiencies expected to be achieved as a result of the elimination of costs associated with treating the Partnerships as separate public companies. 3

2004 Partnership Offers and LTM Cash Flow Multiple

PDC ENERGY

- Effective date of the proposed merger = May 1, 2010
- Last twelve months cash flow from production includes cash distributions from production through April 2010 = June 2010's distribution check

	PER UNIT			
Partnership	Aggregate Distributions for Last Twelve Months (Ended June 30, 2010)	Last Twelve Months Cash Flow from Production[(1)]	Purchase Offer	Last Twelve Months Cash Flow Multiple from Production
2004-A	$1,976	$1,216	$8,400	6.91
2004-B	$1,812	$1,088	$8,250	7.58
2004-C	$1,405	$ 808	$5,650	6.99
2004-D	$1,933	$ 1,310	$7,544	5.76

[(1)] The amount of each Partnership's last twelve months' cash flow from production does not include (i) changes in working capital, which increased the cash distributions from production for the twelve month period ended June 30, 2010, (ii) distributions to investors related to a severance tax refund, net of a royalty settlement, from prior years, and (iii) the payment from PDC, in its capacity as managing general partner of each Partnership, to federal and various state governments from unreported income to satisfy the investors' tax liabilities. The amount of each Partnership's last twelve months cash flow from production also does not account for decreases in PDC's time changes in PDC's information management system, which decreased the time that it takes to distribute investors' portion of production from three months to two months, and resulted in increased Partnership aggregate distributions for the twelve month period ended June 30, 2010.

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2004 Partnership Offers & Estimated Returns (1) 5 2004A 2004A 2004B 2004B 2004C 2004C 2004D 2004D Amount % Return(1) Amount % Return(1) Amount % Return(1) Amount % Return(1) Cumulative Cash Distributions (2) $ 18,011 90% $ 17,305 87% $ 13,658 68% $ 15,995 80% Cumulative Tax Savings (3) $ 8,067 40% $ 8,185 41% $ 7,988 40% $ 8,098 41% Total Return before Merger $ 26,078 130% $ 25,490 128% $ 21,646 108% $ 24,093 121% Purchase Offer/Unit(4) $ 8,400 42% $ 8,250 41% $ 5,650 28% $ 7,544 38% Total Return incl Purchase Offer(4) $ 34,478 172% $ 33,740 169% $ 27,296 136% $ 31,637 159% (1) Based on $20,000 investment in the Partnership at the time of the Partnership's formation. (2) Includes cash distributions for production through April 2010 = June 2010's cash distribution check. Since the effective date of the transaction is May 1, 2010, the amount of per unit cash distributions you receive after June 30, 2010, will be deducted from your merger consideration. (3) Assumes the maximum federal income tax rate of 35%, plus 4% for state income taxes. (4) Before deduction of cash distributions made after June 30, 2010. Depending on the partnership, investors will receive a 136% to 172% total return if the corresponding purchase offer/merger is approved(1)

Purchase Offer Calculation The purchase offer is based on a calculation of all estimated future net cash flows from the Partnership's estimated production and reserves (including refracs) by discounting those cash flows back to the current timeframe. This calculation allows PDC to capture the potential future value of the Partnerships and pay the partners this expected value today. Calculation inputs: Oil price of approximately $86.41/barrel* Gas price of approximately $5.56/Mcf* 15% discount rate for those reserves we are currently producing 25% discount rate for those reserves that would require capital investment for production to occur (i.e. refracs) Non-proven undeveloped projects were valued at $10,000/drilling location 6 * Price is the average of the five -year NYMEX future prices as of 03/31/10. Prices are then adjusted for standard industry adjustments and differentials by area

Expected Aggregate Distributions In the Proxy, PDC compared the results for the twelve months ended 12/31/09 with the projected results for the twelve months ended 06/30/11. Generally the following matters are expected to occur: A decrease in production from normal production declines Realized gains from derivatives decrease by over 90% The average sales price increases from around $3.60/mcfe to a projected price of approximately $5.00/mcfe .(The actual prices will vary by partnership based on the oil/gas mix of each of the partnerships.) Expenses and taxes decrease The impact of these factors result in an estimated reduced distribution per unit as shown below: So even though prices were projected to increase and expenses decrease, these factors cannot make up for the reduction of the realized gains from derivatives. 7 Partnership 12 Months Ending 12/31/09 12 Months Ending06/30/11 2004-A $2,061 $995 2004-B $2,117 $923 2004-C $1,524 $662 2004-D $1,999 $842

Gross Revenue Breakdown $ in Thousands 8 25% Decrease in Gross Revenues 31% Decrease in Gross Revenues The following four charts break-down gross revenue into operating revenue & realized derivative gains and show the decrease in gross revenues between the two periods. Note: Gross Revenue excludes any expenses

Gross Revenue Breakdown $ in Thousands 9 34% Decrease in Gross Revenues 34% Decrease in Gross Revenues Note: Gross Revenue excludes any expenses

2010 Cash Distributions (per unit) 10 (CHART)

2010 Cash Distributions (per unit) 11 (CHART)

2010 Cash Distributions (per unit) 12 (CHART)

2010 Cash Distributions (per unit) 13 (CHART)

CIG Natural Gas Price 14 14

Refrac Discussion The Partnerships have no way of funding the capital investment required to perform the refracs without PDC withholding a substantial portion of cash distributions. Even withholding 100% of the cash distributions to the partners, it would take the Partnerships 4 to 5 years to fund all of the refracs. This withholding of cash distributions, depending on the results of operations, could create taxable income from the Partnership without any corresponding distributions. (Please consult your tax adviser.) The purchase offer for each Partnership includes a premium for the expected refrac value of the wells for each Partnership (assuming 100% success rate and excluding pricing, operational, and execution risk). 15

Why is PDC Only Making an Offer on the 2004 Partnerships? The more recent partnerships are still experiencing steep production declines. Generally, the older the partnership, the better the economics for refracing. A merger proxy can only be filed if the partnership is current with its SEC financial reporting requirements. At this time, the 2004 partnerships are the oldest partnerships which are current in their SEC financial reporting requirements. The large derivative gains reflected in 2009 and the first five months of 2010 (see Slide 9 & 10) created a disincentive for PDC to increase the number of partnerships included in the offer, in light of the limited partnership unit holders' "4.0X Put Right." Potential alternative uses of PDC's capital. 16

What Happens if a Majority of the Partners Vote "YES"? If a majority of the outstanding limited partnership units held by investor partners approve the proposed amendment and merger agreement, ALL investors are bound by the vote and upon consummation of the merger: You will receive a check equal to the per-unit offer amount (see Slide 4) multiplied by the units you hold, less the cash distributions you receive after June 30, 2010.* The check will be mailed to each investor's address designated for distributions, on file with PDC and the Partnership, unless another address is indicated when voting.* You will no longer receive your partnership distribution checks once the transaction closes. You will receive your final income tax information on Form K-1 for the 2010 tax year in February 2011. * This process will not apply to investors that assert their dissenters rights. Under West Virginia law, investors in the Partnerships have the right to dissent from the merger, and demand appraisal rights to receive a payment in cash for the fair value of their limited partnership units. The West Virginia statutory scheme is very complicated and failure to follow the statutory provisions precisely may result in such investor's loss of appraisal rights under West Virginia law. The West Virginia statutory provisions relating to appraisal rights are provided in their entirety in each Partnership's proxy statement. 17

What Happens if a Majority of the Partners DO NOT Vote "Yes"? If less than a majority of the outstanding limited partnership units held by investor partners approve the proposed amendment and merger agreement, ALL investors are bound by the vote and: PDC will withdraw its offer. Each investor will continue to be an investor in the partnership. The partnership will continue its normal business operations. PDC will begin withholding a portion, if not all, of the cash flows to begin accumulating capital to fund the refracs. 18

Contact Information QUESTIONS: Contact PDC at 877-395-3228 (dedicated line to answer merger/purchase offer questions) Email pdcgas@pdcgas.com VOTE: Mail in the proxy card included with the proxy statement Vote on-line at www.pdcgas.com/castmyvote.cfm (Investors are required to enter their Unique ID = 8 to 10 digit number found on the bottom left of the proxy card included in the proxy statement) Attend the "Special Meeting of Investors" 19